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                                                                 Exhibit 2.1(c)

                                 AMENDMENT NO. 2
                                     TO THE
                          AGREEMENT AND PLAN OF MERGER

         This Amendment No. 2 to the Agreement and Plan of Merger (the "Amendment No. 2") is made and entered into as of May 10, 1996, by and between Telor Ophthalmic Pharmaceuticals, Inc., a Delaware corporation ("Telor") and Occupational Health + Rehabilitation Inc, a Delaware corporation ("OH+R").

         WHEREAS, Telor and OH+R entered into an Agreement and Plan of Merger dated as of February 22, 1996, as amended by Amendment No. 1 dated as of April 30, 1996 (the "Merger Agreement"); and

         WHEREAS, Telor and OH+R desire to amend certain provisions of the Merger Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowleged, the parties hereto agree as follows:

         1. The Merger Agreement is hereby amended by deleting Section 7.15 in its entirety and inserting in its place the following:

         SECTION 7.15 Cash Balance. Telor shall have cash, cash equivalents and short-term investments, including certificates of deposit securing the Letters of Credit, immediately prior to the Effective Time of not less than an aggregate of $4,800,000, net of all liabilities due and payable and all liabilities for goods delivered and services rendered to Telor prior to the Effective Time regardless if an invoice has been rendered to Telor as of immediately prior to the Effective Time, excluding (i) all expenses related to the premises in Wilmington, Massachusetts, including, without limitation, the subleasing thereof; (ii) any premium paid or due for directors and officers liability insurance;
         (iii) the amount, if any, due to Pharmatech, Inc.; and (iv) fees and disbursements of counsel to Telor accrued after May 15, 1996.

         2. Except as expressly provided herein, the Merger Agreement is hereby ratified and confirmed and shall remain in full force and effect.
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         IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be executed as of the date first written above.

                                TELOR OPHTHALMIC PHARMACEUTICALS, INC.


                                By:/s/ John K. Herdklotz, Ph.D.
                                   --------------------------------------------
                                   John K. Herdklotz, Ph.D.
                                   President and Acting Chief Executive Officer

                                OCCUPATIONAL HEALTH + REHABILITATION INC


                                By:/s/ John C. Garbarino
                                   --------------------------------------------
                                   John C. Garbarino
                                   President and Chief Executive Officer


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